EXHIBIT 10.14

THE GOLDMAN SACHS 1999 STOCK INCENTIVE PLAN
2002 YEAR-END OPTION AWARD

          This Award Agreement sets forth the terms and conditions of the 2002 year-end award (this “Award”) granted to you under The Goldman Sachs 1999 Stock Incentive Plan (the “Plan”), of options (“2002 Year-End Options”) to purchase shares of Common Stock (“Shares”).

          1.     The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement, or in the attached Glossary of Terms, have the meanings as used or defined in the Plan.

          2.     Award. A statement separately delivered to you (the “Award Statement”) sets forth (i) the Date of Grant of the 2002 Year-End Options, (ii) the number of Shares underlying the 2002 Year-End Options and (iii) the Exercise Price of each 2002 Year-End Option. Until the Shares are delivered to you pursuant to Paragraph 6, you have no rights as a shareholder of GS Inc. THIS AWARD IS CONDITIONED ON YOUR SIGNING THE RELATED SIGNATURE CARD AND RETURNING IT TO GS INC. BY THE DATE SPECIFIED ON THE SIGNATURE CARD, AND IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ARBITRATION AND CHOICE OF FORUM PROVISIO NS SET FORTH IN PARAGRAPH 15. BY SIGNING AND RETURNING THE SIGNATURE CARD (WHICH OPENS THE CUSTODY ACCOUNT REFERRED TO IN PARAGRAPH 6 IF YOU HAVE NOT ALREADY DONE SO), YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

          3.     Expiration Date. Notwithstanding anything to the contrary in this Award Agreement, the 2002 Year-End Options shall expire and no longer be exercisable on November 30, 2012 (the “Expiration Date”), subject to earlier termination as provided in this Award Agreement, or otherwise in accordance with the Plan.

          4.     Vesting.

          (a)     In General. Except as provided below in Paragraphs 4(b), 4(c), 4(d), and 5(e), you shall become vested in the number and/or percentage of your outstanding 2002 Year-End Options on the applicable Vesting Date specified on the Award Statement. While continued active Employment is not required in order to exercise your outstanding 2002 Year-End Options that become vested, all other conditions of this Award Agreement shall continue to apply to such vested 2002 Year-End Options. Unless the Committee determines otherwise, and except as provided in Paragraphs 4(b), 4(d) and 5(e), if your Employment terminates for any reason, your rights with respect to all of your 2002 Year-End Options with respect to which the applicable Vesting Date has not occurred as of the effective date of such termination shall terminate, and no such 2002 Year-End Options shall be exercisable.

          (b)     Death. Notwithstanding any other provision of this Award Agreement, if you die prior to an applicable Vesting Date, and provided your rights in respect of your outstanding 2002 Year-End Options have not previously terminated, as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee, any such outstanding 2002Year-End Options that have not vested shall vest.

          (c)     Termination of 2002 Year-End Options Upon Certain Events.

          (i)     Unless the Committee determines otherwise, and except as provided in Paragraphs 4(b), 4(d) and 5(e), your rights in respect of your outstanding 2002 Year-End Options the Vesting Date for which has not occurred shall immediately terminate (and no such 2002 Year-End Options shall be exercisable) if at any time prior to such Vesting Date your Employment with the Firm is terminated for any reason, or you are otherwise no longer actively employed with the Firm.

          (ii)     Unless the Committee determines otherwise, your rights in respect of all of your outstanding 2002 Year-End Options (whether or not vested) shall immediately terminate (and no such 2002 Year-End Options shall be exercisable) if at any time prior to the date you exercise such 2002 Year-End Options:

(A) you attempt to have any dispute under this Award Agreement resolved in any manner that is not provided for by Paragraph 15; or

(B) you in any manner, directly or indirectly, (I) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm or (II) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any such Client or (III) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise; or

(C) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of this Award Agreement; or

(D) any event constituting Cause occurs.

          (d)     Extended Absence, Retirement; Downsizing

          (i)     Notwithstanding any other provision of this Award Agreement, if your Employment with the Firm is terminated by reason of Extended Absence or Retirement, the condition set forth in Paragraph 4(c)(i) shall be waived with respect to your outstanding unvested 2002 Year-End Options (as a result of which any such then unvested outstanding 2002 Year-End Options shall vest), but all other conditions of this Award Agreement shall continue to apply.

          (ii)     Without limiting the application of Paragraph 4(c)(ii), your rights in respect of any outstanding 2002 Year-End Options that become vested solely by reason of Paragraph 4(d)(i) immediately shall terminate, and no such 2002 Year-End Options shall be exercisable if, following the termination of your Employment with the Firm by reason of Extended Absence or Retirement and prior to the Vesting Date that otherwise would have occurred had your Employment continued, you (i) form or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or adviser) with any Competitive Enterprise. Notwithstanding the foregoing, unless otherwise determined by the Committee in its discretion, this Paragraph 4(d)(ii) will not apply if your termination of employment by reason of Extended Absence or Retirement is characterized by the Firm as “involuntary” or by “mutual agreement” other than for Cause and if you execute an appropriate general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or termination for “good reason” will constitute an “involuntary” termination of employment or a termination of employment by “mutual agreement.”

          (iii)     Notwithstanding any other provision of this Award Agreement and subject to your executing a general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee, if your Employment is terminated by the Firm without Cause solely by reason of a “downsizing,” and provided your rights with respect to any outstanding 2002 Year-End Options have not previously terminated, the condition set forth in Paragraph 4(c)(i) shall be waived with respect to your then outstanding unvested 2002 Year-End Options (as a result of which any such then outstanding 2002 Year-End Options shall vest), but all other conditions of this Award Agreement shall continue to apply. Whether or not your Employment is terminated solely by reason of a “downsizing “shall be determined by the Firm in its sole discretion. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or termination for “good reason” will constitute a termination by reason of a “downsizing.”

          5.     Exercisability of Vested 2002 Year-End Options.

          (a)     In General. 2002 Year-End Options that are not vested may not be exercised. Outstanding vested 2002 Year-End Options may be exercised in accordance with procedures established by the Committee (but, subject to Paragraph 5(e), not earlier than the Initial Exercise Date). The Committee may from time to time prescribe periods during which the vested 2002 Year-End Options shall not be exercisable.

          (b)     Termination Upon Certain Events. Unless the Committee determines otherwise, and consistent with Paragraph 4(c), all of your vested 2002 Year-End Options shall cease to be exercisable, and your rights in respect of such vested 2002 Year-End Options shall immediately terminate, if, prior to the exercise of such vested 2002 Year-End Options, any of the events specified in Paragraph 4(c)(ii) occurs.

          (c)     Death. Notwithstanding any other provision of this Award Agreement, if you die and any of your outstanding vested 2002 Year-End Options remain unexercised, and provided your rights in respect of any such outstanding vested 2002 Year-End Options have not previously terminated, such outstanding vested 2002 Year-End Options (including any 2002 Year-End Options that vest pursuant to Paragraph 4(b)) shall be exercisable by the representative of your estate in accordance with Paragraph 5(a) beginning on the later of (i) the Initial Exercise Date and (ii) a date that is as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee and shall, unless earlier terminated or cancelled in accordance with the terms of this Agreement, remain exercisable until the Expiration Date and shall thereafter terminate.

          (d)     Other Terminations. Subject to Paragraphs 4(c)(ii), 4(d)(ii), and 5(b), upon the termination of your Employment for any reason (other than death or Cause), if any of your outstanding vested 2002 Year-End Options remain unexercised, and provided your rights in respect of any such outstanding vested 2002 Year-End Options have not previously terminated, such outstanding vested 2002 Year-End Options (including any such 2002 Year-End Options that vest pursuant to Paragraph 4(d)) shall be exercisable in accordance with Paragraph 5(a) beginning on the Initial Exercise Date and shall, unless earlier terminated or cancelled in accordance with the terms of this Agreement, remain exercisable until the Expiration Date, and shall thereafter terminate.

          (e)     Change in Control. Notwithstanding anything to the contrary in this Award Agreement, if a Change in Control shall occur and within 18 months thereafter the Firm terminates your

Employment without Cause or you terminate Employment with the Firm for Good Reason, all of your unvested 2002 Year-End Options that are outstanding at the date your Employment so terminates shall vest and all of your outstanding 2002 Year-End Options shall become exercisable and, unless earlier terminated or cancelled in accordance with the terms of this Agreement, shall remain exercisable until the Expiration Date, and shall thereafter terminate.

          6.     Delivery. Unless otherwise determined by the Committee, or as otherwise provided in this Award Agreement, and except as provided in Paragraphs 9 and 10, upon receipt of payment of the Exercise Price for Shares subject to 2002 Year-End Options, delivery of Shares shall be effected by book-entry credit to a custody account (the “Custody Account”) maintained by you with The Chase Manhattan Bank or such successor custodian as may be designated by GS Inc. No delivery of Shares shall be made unless you have timely returned the Signature Card. You shall be the beneficial owner of any Shares properly credited to the Custody Account. You shall have no right to any dividend or distribution with respect to such Shares if the record date for such dividend or distribution is prior to the date the Custody Account is properly credited with such Shares. Unless otherwise provided in the Signature Card, the Firm may deliver cash in lieu of all or any portion of the Shares otherwise deliverable in accordance with this Paragraph 6.

          7.     Repayment. If, following the exercise of any 2002 Year-End Options, the Committee determines that all terms and conditions of this Award Agreement in respect of such exercise were not satisfied, the Firm shall be entitled to receive, and you shall be obligated to pay the Firm immediately upon demand therefor, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the Shares that were delivered in respect of such exercised 2002 Year-End Options over the Exercise Price paid therefor (or to the extent cash is delivered in lieu of all or a portion of such Shares, an amount equal to such cash) and without reduction for any Shares applied to satisfy withholding tax or other obligations in respect of such Shares.

          8.     Non-transferability. Except as may otherwise be provided by the Committee, the limitations set forth in Section 3.4 of the Plan shall apply. Any assignment in violation of the provisions of this Paragraph 8 shall be void.

          9.     Withholding, Consents and Legends.

          (a)     The delivery of Shares upon exercise of your 2002 Year-End Options is conditioned on your satisfaction of any applicable withholding taxes (in accordance with Section 3.2 of the Plan, provided that the Committee may determine not to apply the minimum withholding rate specified in Section 3.2.2 of the Plan).

          (b)     Your rights in respect of your 2002 Year-End Options are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as defined in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to (i) the Firm’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan and (ii) deductions from your wages, or another arrangement satisfactory to the Committee, to reimburse the Firm for advances made on your behalf to satisfy certain withholding and other tax obligations in connection with this Award).

          (c)     If you are or become a Managing Director, your rights in respect of your 2002 Year-End Options are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees of the Firm are a party.

          (d)     GS Inc. may affix to Certificates representing Shares issued pursuant to this

Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.

          10.     Right of Offset. GS Inc. (and any of its affiliates and subsidiaries) shall have the right to offset against the obligation to deliver Shares (or cash) under this Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, or amounts repayable to the Firm pursuant to tax equalization, housing, automobile or other employee programs) you then owe to the Firm and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

          11.     No Rights to Continued Employment. Nothing in this Award Agreement or the Plan shall be construed as giving you any right to continued Employment by the Firm or affect any right that the Firm may have to terminate or alter the terms and conditions of your Employment.

          12.     Successors and Assigns of GS Inc. The terms and conditions of this Award Agreement shall be binding upon, and shall inure to the benefit of, GS Inc. and its successors and assigns.

          13.     Committee Discretion. The Committee shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

          14.     Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(g) and Section 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent, except that the Committee reserves the right to accelerate the vesting of the 2002 Year-End Options and in its discretion provide that Shares acquired pursuant to the exercise of 2002 Year-End Options may not be transferable until the Vesting Date (and that in respect of such Shares you may remain subject to the repayment obligations of Paragraph 7 in the circumstances under which the 2002 Year-End Option would not have vested or become exercisable pursuant to Sections 4 or 5). Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.

          15.     Arbitration; Choice of Forum.

          (a)     Any dispute, controversy or claim between the Firm and you, arising out of or relating to or concerning the Plan or this Award Agreement, shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter (or if the matter is otherwise not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by you must first be submitted to the Committee in accordance with claims procedures determined by the Committee. This paragraph is subject to the provisions of clauses (b) and (c) below.

          (b)     THE FIRM AND YOU HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO PARAGRAPH 15(a) OF THIS AWARD AGREEMENT. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Firm and you acknowledge that the forum designated by this Paragraph 15(b) has a reasonable relation to the Plan, this Award Agreement, and to your relationship with the Firm. Notwithstanding the foregoing, nothing herein shall preclude the Firm from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Paragraph 15.

          (c)     The agreement by you and the Firm as to forum is independent of the law that may be applied in the action, and you and the Firm agree to such forum even if the forum may under applicable law choose to apply non-forum law. You and the Firm hereby waive, to the fullest extent permitted by applicable law, any objection which you or the Firm now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Paragraph 15(b). You and the Firm undertake not to commence any action arising out of or relating to or concerning this Award Agreement in any forum other than a forum described in this Paragraph 15. You and the Firm agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon you and the Firm.

          (d)     You irrevocably appoint the General Counsel of GS Inc. as your agent for service of process in connection with any action or proceeding arising out of or relating to or concerning this Award Agreement which is not arbitrated pursuant to the provisions of Paragraph 15(a), who shall promptly advise you of any such service of process.

          (e)     You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Paragraph 15, except that you may disclose information concerning such dispute to the arbitrator or court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

          (f)     You recognize and agree that prior to the grant of this Award you have no right to any benefits hereunder. Accordingly, in consideration of the receipt of this Award, you expressly waive any right to contest the amount of this Award, terms of this Award Agreement, any determination, action or omission hereunder or under the Plan by the Committee, GS Inc. or the Board, or any amendment to the Plan or this Award Agreement (other than an amendment to which your consent is expressly required by Paragraph 14) and you expressly waive any claim related in any way to the Award including any claim based on any promissory estoppel or other theory in connection with this Award and your Employment with the Firm.

          16.     Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

          17.     Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

          IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

By:
Name:	Henry M. Paulson, Jr.
Title:	Chairman and Chief Executive Officer

Glossary of Terms

Solely for purposes of this award of 2002 Year-End Options, the following terms shall have the meanings set forth below. Capitalized terms not defined in this Glossary of Terms shall have the meanings as used or defined in the applicable Award Agreement or the Plan.

     “Cause” means (i) your conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations; (ii) your engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act); (iii) your willful failure to perform your duties to the Firm; (iv) your violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which GS Inc. or any of its subsidiaries or affiliates is a member; (v) your violation of any Firm policy concerning hedging or pledging or confidential or proprietary information, or your material violation of any other Firm policy as in effect from time to time; (vi) your engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm; or (vii) your engaging in any conduct detrimental to the Firm. The determination as to whether “Cause” has occurred shall be made by the Committee in its sole discretion. The Committee shall also have the authority in its sole discretion to waive the consequences under the Plan or any Award Agreement of the existence or occurrence of any of the events, acts or omissions constituting “Cause.”

     “Change in Control” means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. (a “Reorganization”) or sale or other disposition of all or substantially all of GS Inc.’s assets to an entity that is not an affiliate of GS Inc. (a “Sale”), that in each case requires the approval of GS Inc.’s stockholders under the law of GS Inc.’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of GS Inc. in such Reorganization or Sale), unless immediately following such Reorganization or Sale, either: (i) at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of GS Inc. in a Sale (in either case, the “Surviving Entity”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date of the adoption of the Plan) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), is represented by GS Inc.’s securities (the “GS Inc. Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such GS Inc. Securities were converted pursuant to such Reorganization or Sale) or (ii) at least 50% of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale, individuals (the “Incumbent Directors”) who either (1) were members of the Board on the date of the Award or (2) became directors subsequent to the date of the Award and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of GS Inc.’s proxy statement in which such persons are named as a nominee for director).

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     “Client” means any client or prospective client of the Firm to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the Firm.

     “Competitive Enterprise” means a business enterprise that (i) engages in any activity, or (ii) owns or controls a significant interest in any entity that engages in any activity, that, in either case, competes anywhere with any activity in which the Firm is engaged. The activities covered by the previous sentence include, without limitation, financial services such as investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than you and members of your family), merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading.

     “Date of Grant” means the date specified as the Date of Grant on the Award Statement.

     “Exercise Price” means the price specified on the Award Statement as the Exercise price-per-Share at which a Share can be purchased pursuant to a 2002 Year-End Option.

     “Extended Absence” means you are unable to perform for six continuous months, due to illness, injury or pregnancy-related complications, substantially all the essential duties of your occupation, as determined by the Committee.

     “Good Reason” means (i) as determined by the Committee, a materially adverse alteration in your position or in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control, or (ii) the Firm’s requiring your principal place of Employment to be located more than seventy-five (75) miles from the location where you are principally Employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business prior to the Change in Control).

     “Initial Exercise Date” means a date within ten (10) business days after the first trading day in January 2006 if that date is during a Window Period or, if that date is not during a Window Period, the first trading day of the first Window Period that begins thereafter.

     “Retirement” means termination of your Employment (other than for Cause) on or after the Date of Grant at a time when (i) the sum of your age, plus years of service with the Firm (as determined by the Committee in its sole discretion) equals or exceeds 55 and (ii) you have completed at least 5 full years of service with the Firm (as determined by the Committee in its sole discretion).

     “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

     “Vesting Date” means, with respect to twenty-five (25) percent of your 2002 Year-End Options, the Date of Grant, and with respect to your remaining 75% of your 2002 Year-End Options, November 25, 2005.

     “Window Period” means a period designated by the Committee during which an employee of the Firm is permitted to purchase or sell Shares.

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